Exhibit 3.1

AMENDED CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
COLOMBIA CLEAN POWER & FUELS, INC.

The undersigned, Edward P. Mooney, hereby certifies that:

I.              He is the duly elected and acting President and Chief Executive Officer of Colombia Clean Power & Fuels, Inc., a Nevada corporation (the “Company”).

II.            The Articles of Incorporation of the Company authorize 5,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).  No shares of the authorized Preferred Stock have been issued.

III.           The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company (the “Board of Directors”) on August 11, 2011, pursuant to the Articles of Incorporation (as defined below) and in accordance with the provisions of the Nevada Revised Statutes.

RESOLUTION

WHEREAS, the Board of Directors is authorized by Article IV(b) of the Company’s Articles of Incorporation, as amended on April 2, 2008 (the “Articles of Incorporation”), to provide out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting power (if any) of such shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

WHEREAS, on February 11, 2011, the Board of Directors adopted a resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as “Series A Convertible Preferred Stock” and the Certificate of Designation for the Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Nevada on February 14, 2011.

WHEREAS, on May 31, 2011, the Board of Directors adopted a resolution authorizing an amendment to the Certificate of Designation for the Series A Convertible Preferred Stock which was filed with the Secretary of State of the State of Nevada on June 1, 2011.

WHEREAS, on August 11, 2011, the Board of Directors deemed it advisable to amend the Certificate of Designation of the Series A Convertible Preferred Stock and adopted a resolution as set forth below.

WHEREAS, 2,920,500 shares of the Series A Convertible Preferred Stock have been issued by the Company and are validly outstanding.

WHEREAS, a holder of 1,800,000 of the outstanding shares of Series A Convertible Preferred Stock, representing in excess of fifty percent (50%) of the outstanding shares of the Series A Preferred Stock at the time, approved the following resolutions by written consent.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable and hereby authorizes that Section 3(a)(xiii) of the Certificate of Designation for the Series A Convertible Preferred Stock shall be and hereby is amended to read as follows:

(xiii)           effect any transaction resulting in a “change of control.” “Change of control” means a consolidation or merger of the Company with or into any other corporation or corporations  or the disposition by sale or otherwise of all or substantially all of the Company’s assets, or the acquisition of the Company by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, if, following such transaction, the holders of the outstanding voting power of the Corporation prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity.

FURTHER RESOLVED, that the Board of Directors deems it advisable and hereby authorizes that Section 4(b) of the Certificate of Designation for the Series A Convertible Preferred Stock shall be and hereby is amended to read as follows:

Certain Events Deemed a Liquidation; Election as to Consideration.  Upon consent of the Board of Directors, a consolidation or merger of the Company with or into any other corporation or corporations, or a sale or other disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Company prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.  Notwithstanding anything to the contrary herein, including Section 4(a), in the event of the occurrence of the transactions in the foregoing sentence, each holder of Series A Preferred Stock shall have the option to receive (i) an amount equal to the Liquidation Preference Amount or (ii) the amount that such holder would have received if it had converted its Series A Preferred Stock into Common Stock immediately prior to the closing of such transaction (without giving effect to the liquidation preference of, or any dividends payable on, any other capital stock of the Company).

FURTHER RESOLVED, that all other designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the Series A Convertible Preferred Stock shall remain unaffected by this amendment.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Amended Certificate and does affirm the foregoing as true this 11th day of August, 2011.

COLOMBIA CLEAN POWER & FUELS, INC.

By:	/s/ Edward P. Mooney
	Name:	Edward P. Mooney
	Title:	Chief Executive Officer